Exhibit 10.3

AMENDMENT made effective as of the 11th day of November, 2024 (the “Effective Date”) to Employment Agreement dated July 8, 2019, as amended (the “Employment Agreement” or “Agreement”), between Voxx International Corporation, 180 Marcus Blvd., Hauppauge, New York 11788 (the “Company”) and Loriann Shelton, an individual residing at 8 Emily Court, Moriches, New York 11955 (the “Executive”). All capitalized terms used herein but not defined herein are as defined in the Employment Agreement unless indicated otherwise.

WHEREAS, the Company desires to extend Executive’s employment with the Company and the Company and Executive have agreed to a modification and extension of the Employment Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.
Section 1.1 of the Employment Agreement is amended and restated in its entirety as follows:
1.1
This Employment Agreement shall constitute the binding obligation of the Executive and the Company as of the Effective Date and shall continue through February 28, 2026 (the “Extended Term”), unless the Employment Agreement is terminated at an earlier date by either party in accordance with Section 4.

2.
Section 3.2A of the Agreement is amended and restated in its entirety as follows:

3.2A Stock Grant. On each of December 31, 2024, March 31, 2025, June 30, 2025, September 30, 2025, December 31, 2025 and March 31, 2026, provided that the Executive is then employed by the Company (except with respect to the March 31, 2026 stock grant which shall require that the Executive is employed by the Company as of February 28, 2026), the Company shall grant Executive shares of Class A common stock of the Company equivalent to Twenty-five Thousand ($25,000) Dollars based on the average price of said shares on such date or the immediately prior business date. The Executive shall have the option to receive the above-described shares and be responsible for any personal income tax (and Employee Medicare tax) obligations on such stock grants, or to provide written notice to Employer to receive the “Net Shares” (as hereinafter defined) with the Company being responsible to remit all federal, state and local income tax (and employee Medicare tax) obligations through payroll withholding on behalf of the Executive. The “Net Shares” shall be the number of shares of common stock of the Company valued as provided herein which is equal to $25,000 on each of the above dates less an amount equal to federal, state and local income tax and Medicare tax amounts due on such amount determined at Executive’s maximum marginal rate at such time and maximum Medicare rate applicable to the Executive at such time.

3.
The Agreement is amended to add a new Section 3.9 as follows:

3.9 Extraordinary Bonus. In consideration of Executive’s additional efforts rendered to date and to be rendered in connection with the disposition of the Company’s non-core assets and a potential sale of all or a portion of the Company, and further provided that there is no Change of Control Event pending or consummated which would entitle Executive to payments under Sections 3.10 and 4.1F(4) of the Agreement, the Company shall pay Executive a one-time bonus in cash or in shares of the Company’s Class A Common shares, the determination of the form of payment to be at the discretion of the Company’s Board of Directors, in the amount of Three Hundred Thousand ($300,000) Dollars, payable upon the earlier to occur of (a) a Qualifying Separation; (b) the Implementation of the ERP System; or (c) the expiration of the Extended Term. For the purposes of this Section, “Qualifying Separation” means a termination of the Employee’s employment with the Company due to the Employee’s death, by the Company without Cause or due to the Employee’s Disability, or by the Employee for Good Reason and “Implementation of the ERP System” means the date on which the Company, in its reasonable discretion, determines that the Enterprise Resource Planning System (“ERP System”) is ready to go live and all highest severity issues that are in the Executive’s control have been resolved.

4.
The Agreement is amended to add a new Section 3.10 as follows:

3.10 Change in Control Event Closing Bonus. In further consideration of Executive’s additional efforts rendered to date and to be rendered in connection with the disposition of the Company’s non-core assets and sale of all or a portion of the Company, in the event that a Change in Control Event (as defined in Subparagraph 4.1C, below) occurs, the Company shall pay Executive an amount equal to one (1) times the Base Salary ($550,000), which shall be paid in cash, subject to customary withholdings, upon the closing of the Change of Control Event (which such payment shall be in addition to, and not in lieu of, all other compensation to be paid to Executive under the terms of this Agreement).

5.
Section 4.1C of the Agreement is amended and restated in its entirety as follows:

4.1C For purposes of this Agreement, a resignation for "Good Reason" shall mean the Executive's resignation: (A) as a result of Executive's voluntary retirement, (i) in the circumstance wherein there is no Change of Control Event consummated or pending, upon not less than ninety (90) days prior written notice to Employer to be given by Executive no earlier than March 1, 2025, with the intent to no longer seek full time employment ("Voluntary Retirement"); and (ii) in the circumstance wherein there is a Change of Control Event consummated or pending, upon not less than one hundred eighty (180) days notice, provided, however, that in the event a Change in Control Event does not close on or before March 1, 2025, Executive’s resignation shall be on no less than ninety (90) days prior written notice; or (B) within ninety (90) days following (1) Executive's written notice to the Company of (i) a material alteration in the scope of the Executive's powers, duties, title or responsibilities, (ii) the assignment to the Executive of duties materially inconsistent with this Agreement or a material adverse change in her title or authority or (iii) the Company's material breach of this Agreement; or (2) Executive's written notice to the Company of a change in the Executive's primary place of work to a location that is outside of Suffolk County, NY, in each case which is not cured by the Company within twenty (20) Business Days of receiving such notice from the Executive. Notwithstanding anything contained herein to the contrary, in the circumstance of a Change in Control Event, (a) a material alteration in the scope of the Executive’s powers, duties, title or responsibility or the assignment to the Executive of duties materially inconsistent with this Agreement; or (b) a material adverse change in her title or authority subsequent to the Closing of the Change in Control shall not be grounds for a resignation by Executive for Good Reason provided that such change, assignment, or alteration is reasonable and appropriate to effectuate the Change in Control Event, the direct and natural result of such Change in Control Event, and is consistent with standard industry practices. For all purposes of this Subparagraph 4.1C, a “Change of Control Event” shall mean that the Company and an acquiring entity or entities have entered into a firm sale/acquisition agreement for a Change in Control and have consummated the closing thereof.

6.
Section 4.1F(4) of the Agreement is amended and restated in its entirety as follows:

4.1F(4) Applicable only in the event of Executive’s timely resignation for Good Reason or upon the Company’s termination of the Executive without Cause, an amount equal to one (1) times the Base Salary ($550,000), payable in cash, subject to customary withholdings, in twelve (12) equal consecutive monthly installments commencing on the Date of Termination. The Executive may, upon written notice to the Company, extend the payment period to up to twenty-four (24) months commencing from the Date of Termination.

7.
Section 4.2(B)(1) of the Agreement is amended and restated in its entirety as follows:

4.2(B)(1) a lump sum payment equal to Five Hundred Fifty Thousand Dollars ($550,000) to be made as soon as administratively practicable following date of termination.

8.
All terms of the Agreement not amended herein shall remain unchanged and continue in full force and effect as set forth therein. Except as amended and modified herein, the parties hereto ratify and confirm the Employment Agreement as written.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the Effective Date.

.

EMPLOYER:

VOXX INTERNATIONAL CORPORATION

By: /s/ Patrick M. Lavelle

Printed: Patrick M. Lavelle

Title: Chief Executive Officer/President

EXECUTIVE:

/s/ Loriann Shelton

Loriann Shelton